SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 2054

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 14, 2006

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code		(858) 715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Item 3.02. Unregistered Sales of Equity Securities.

On February 14, 2006, SYS completed a private placement of $6.25 million in a subscription offering of units consisting of common stock and unsecured subordinated convertible notes. Each unit consists of 6,944 restricted shares of SYS Common Stock at $3.60 per share and a three-year $25,000 unsecured subordinated convertible note bearing interest, at 10% per annum, payable quarterly. The investor has the option to convert all but not part of this note, at any time prior to maturity, into shares of SYS common stock at $3.60 per share, or keep the note until maturity. SYS has a conversion option commencing one year from the date of issuance whereby if the Company’s stock trades at $5.40 per share for at least five consecutive trading days, SYS can force the conversion of the notes then outstanding.

SYS will immediately issue 868,049 shares of common stock pursuant to this offering. An additional 868,049 shares could be issued if all of the notes are converted into common stock.

This offering is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Rule 506 of Regulation D promulgated thereunder, which exemption is based in part on the accuracy of the representations and warranties made by the subscribers to this Offering.

Item 7.01. Regulation FD Disclosure.

On February 17, 2006, SYS issued a press release announcing it had closed this private placement of common stock and convertible notes to certain investors. A copy of the press release containing such announcement is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Form of Subscription Agreement to be issued by SYS to the investors in connection with the private placement.
99.2	Form of Unsecured Subordinated Convertible Note to be issued by SYS to the investors in connection with the private placement.
99.3	Form of Subordination Agreement to be issued by SYS to the investors in connection with the private placement.
99.4	Press release, dated February 17, 2006, announcing that SYS has closed a private placement of common stock and convertible notes to certain investors (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS
(Registrant)

Date: February 17, 2006	By: /s/ Michael W. Fink
Michael W. Fink, Secretary